Fuel Systems Solutions Reports First Quarter 2015 Results

Three-Year Cost Reduction and Restructuring Program Underway

NEW YORK, May 7, 2015 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its first quarter ended March 31, 2015.

Highlights

•	Q1 2015 Revenue of $63.3 million compared to $81.3 million for Q1 2014; revenue down 10.6% or $8.7 million excluding FX impact
•	Q1 2015 Gross profit margin 22.9% compared to 21.4% in Q1 2014
•	Q1 2015 Adjusted EBITDA was $1.9 million compared to $2.2 million for Q1 2014
•	Share repurchase program has acquired 1,424,814 shares of common stock through May 1, 2015
•	Extension and expansion of credit facility completed; term extended one year with facility capacity expanded to $ 30.0 million

Mariano Costamagna, Fuel Systems Solutions, Inc. (Fuel Systems or FSS) CEO, said, “First quarter results reflected continued challenges in both Automotive and Industrial end markets as world economies and oil pricing affected demand and competitive pressures remain high. To better confront these challenges, we are taking the initial steps of our three-year cost reduction and restructuring program implementation and further refined our action plan going forward. Our focus remains on creating efficiencies in terms of cost, organization and manufacturing footprint to better leverage our market positioning and technological leadership. The Board and Strategic Oversight Committee continue to evaluate actions to enhance value and deliver shareholder returns.”

First Quarter 2015 Financial Results

Total revenue for the first quarter of 2015 was $63.3 million compared to $81.3 million for the first quarter of 2014. This variance includes the impact of foreign exchange on first quarter 2015 revenue, which was negative $9.3 million.

In constant currency, FSS Automotive revenue was negatively impacted by lower aftermarket, compressor, DOEM and OEM sales volumes as a result of difficult economic conditions in major markets, increased competition and lower oil prices.  FSS Industrial revenue decreased compared to the prior-year period primarily reflecting lower demand for mobile and stationary equipment and increased competition and a decrease in heavy duty sales in Thailand that were partially offset by higher sales of auxiliary power units in North America.

Gross profit for the first quarter of 2015 was $14.5 million, or 22.9% of revenue, compared to $17.4 million, or 21.4% of revenue, for the first quarter of 2014. The lower gross profit primarily reflects the decreased volumes mentioned above.

Corporate expenses increased $1.7 million compared to the prior year as a result of increases in outside services for consultants in connection with restructuring and other activities.  Operating loss for the first quarter of 2015 totaled $4.5 million, or 7.0% of revenue, compared to operating loss of $2.3 million, or 2.8% of revenue, for the first quarter of 2014.

Adjusted EBITDA for the first quarter of 2015 was $1.9 million, compared to $2.2 million for the first quarter of 2014. Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for a discussion of this metric.

The Company’s income tax rate is primarily a result of the fluctuation of earnings in various foreign jurisdictions and losses incurred for which no tax benefits have been recorded.  In the first quarter of 2015, there were certain foreign jurisdictions where tax benefits were not included in the Company’s income tax provision compared to certain jurisdictions that previously were benefitted. In addition, in the first quarter of 2015, the Company recorded a valuation allowance of $7.8 million for deferred tax assets that may not be realized in the future.  This allowance has been recorded as a result of increased automotive market weakness and the expected impact of restructuring activities, in addition to increased costs for the previously announced management changes.

Net loss for the first quarter of 2015 was $11.9 million, or $0.62 per diluted share including $0.41 per diluted share from the valuation allowance mentioned above, compared to net loss of $2.0 million, or $0.10 per diluted share, for the first quarter of 2014.

FSS Automotive Operations

FSS Automotive first quarter 2015 revenue was $40.5 million, compared to $54.4 million for the same quarter a year ago. The impact of foreign exchange on FSS Automotive was negative $8.1 million; in constant currency, first quarter 2015 FSS Automotive revenue decreased 10.6% compared to the prior year period, reflecting the lower volumes  mentioned above.  FSS Automotive first quarter 2015 operating loss was $2.9 million compared to operating loss of $2.3 million for the same period a year ago. FSS Automotive first quarter 2015 Adjusted EBITDA was $1.4 million compared to Adjusted EBITDA of $1.6 million a year ago.

FSS Industrial Operations

FSS Industrial first quarter 2015 revenue was $22.8 million compared to $26.9 million for the same quarter a year ago. The impact of foreign exchange on FSS Industrial was negative $1.3 million; in constant currency, first quarter 2015 FSS Industrial revenue decreased 10.8% compared to the prior year period, primarily reflecting lower demand for the reasons explained above. FSS Industrial first quarter 2015 operating income was $2.1 million, compared to operating income of $1.9 million for the same period a year ago. FSS Industrial first quarter 2015 Adjusted EBITDA was $2.2 million compared to $2.3 million for the same period a year ago.

Cost Reduction and Restructuring Program Update

During the first quarter of 2015, the Company began to implement its cost reduction and restructuring program as follows:

•	Completed initial voluntary severance to reduce the workforce in Italy
•	Wrote down the carrying value of certain assets no longer required as we move to alternative sales and distribution models

Began laying the groundwork for next steps to be taken, including:

•	Accelerating direct material reduction initiatives
•	Consolidating selected manufacturing facilities
•	Analyzing and implementing alternative sales and distribution models
•	Reducing production volumes through temporary unemployment to decrease labor cost and working capital needs
•	Reducing non-labor operating expenses

In connection with the above, the company recorded the abovementioned $2.4 million for restructuring and strategy expenses included in Adjusted EBITDA as follows: $0.7 million for severance; $0.2 million for the write-off of long-lived assets in connection with rationalization of activities; and $1.5 million for professional fees.  At this point the Company believes its prior expectations for the restructuring program results are substantially unchanged with the exception of the impact that foreign exchange rates will have on the results.

Share Repurchase Program Update

During the first quarter of 2015, the Company repurchased 1,010,944 shares of common stock pursuant to the $25.0 million share repurchase program approved by the Board of Directors on November 3, 2014. This program is expected to continue for up to one year from its inception. Purchases under the share repurchase program may be made from time to time in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions. The Company expects shares to continue to be repurchased at prevailing market prices based on market conditions and other factors. Through May 1, 2015, the Company has repurchased 1,424,814 shares of common stock.

Liquidity and Capital Resources

During the first quarter of 2015, the Company used approximately $27.4 million in cash, including $10.9 million for the repurchase of common stock as mentioned above and a $9.9 million change in working capital, primarily accounts payable, inventory and other assets, which is expected to largely moderate later in the year as the effects of restructuring begin to take hold and the Company moves into seasonally higher-volume quarters. In addition, the Company invested $1.8 million in capital equipment, $1.0 million in investments and cash was negatively impacted by foreign exchange of $3.1 million in the first quarter of 2015.

On April 30, 2015, Fuel Systems Solutions, Inc. entered into a Second Amendment to the 2009 Committed Credit Facility Agreement with the New York Branch of Intesa SanPaolo S.p.A., increasing the committed amount under the Credit Facility to $30 million from $20 million and extending the stated maturity date to April 29, 2016 from April 30, 2015. All other provisions of the Credit Facility remain unchanged.

2015 Outlook

•	The Company has reduced its 2015 revenue to be in the range of between $290 million to $300 million, reflecting:

o	An incremental negative impact of approximately $5.0 million from foreign exchange translation reflecting current strengthening of the US dollar
o

Slower than previously anticipated growth from OEM, aftermarket and new business lines combined with continued maintenance of the Company’s automotive market share amid slower market demand, in part due to challenging economic conditions and persistent aggressive competition in the global transportation market, as well as lower oil prices.

o	Continued lower demand and continued high competition for mobile Industrial equipment partially offset by modest growth in the APU market

•	2015 gross margin remains unchanged in a range of 22% to 24%

•	Adjusted EBITDA outlook for 2015 of $10.0 million to $15.0 million, and comprised of:

o

Approximately a $6.5 million reduction in the outlook for results from operations due to increased automotive market weakness and increased costs related to the previously announced management changes, offset by

o	The inclusion in the Adjusted EBITDA calculation of costs related to the restructuring program, including activities and already anticipated fees, totaling approximately $7.0 million

•

Additional tax expense as a result of losses in certain countries that now require the establishment of a $7.8 million valuation reserve on certain deferred tax assets as a result of increased automotive market weakness and the expected impact of restructuring activities, in addition to increased costs for the previously announced management changes as discussed in the previous paragraph.

With respect to the cost reduction and restructuring program, the Company continues to anticipate a net increase in expenses in 2015, as a result of the costs associated with the program.  While there will be recurring benefits associated with the cost optimization actions and right-sizing, in 2015 they will be more than offset by the costs associated with the workforce right-sizing and the related external project management and implementation fees.

Non-GAAP Measures

To provide investors and others with additional information regarding Fuel Systems’ results, in addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Fuel Systems presents Adjusted EBITDA, which is a non-GAAP measure. A reconciliation of this non-GAAP measure to the closest GAAP financial measure is presented in the financial tables below under the heading “Non-GAAP FINANCIAL MEASURE RECONCILIATION.” Adjusted EBITDA is determined by adding the following items to Net Income/(Loss), the closest GAAP financial measure:  Depreciation & Amortization; Interest income/expense, net; and Benefit (Provision) for Income Taxes, Restructuring charges, Stock based compensation Consulting fees related to restructuring and strategy and other non-operating expenses.  Fuel Systems’ management believes this non-GAAP financial measure offers additional insight into the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the business, as it excludes certain non-cash items. This non-GAAP financial measure also can provide useful information to investors and others in understanding and evaluating Fuel Systems’

operating results and future prospects when comparing financial results across accounting periods and to those of peer companies. Fuel Systems may not define this non-GAAP financial measure in a manner similar to other companies.

Conference Call

The Company will host a conference call today, May 7 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its first quarter 2015 financial results and other matters. To listen to the call live, please dial 877-359-9508 at least 10 minutes before the start of the conference. International participants may dial 224-357-2393.  The conference ID will be 30853316.  The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.fuelsystemssolutions.com.  A telephone replay will be available until midnight Eastern Time on May 11th by dialing 855-859-2056 or 404-537-3406 and entering pass code 30853316. A replay will also be available at the web address above for 90 days.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are not historical facts, but instead involve known and unknown risks, uncertainties and other factors that may cause our Company’s actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward looking statements. Statements in this press release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Words such as: “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seeks,” “on-going” or the negative of these terms or other comparable terminology often identify forward-looking statements, although not all forward-looking statements contain these words. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and beliefs concerning future business conditions, our results of operations, financial position and our business outlook, or state other “forward-looking” information based on currently available information. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These risks and uncertainties and certain other factors which may impact our continuing business financial condition or results of operations, or which may cause actual results to differ from such forward-looking statements, include, but are not limited to, the unpredictable nature of the developing alternative fuel U.S. automotive market, customer dissatisfaction with our products or services, the inability to deliver our products on schedule, a further slowing of economic activity, our ability to maintain customer program relationships, our ability to achieve the anticipated benefits in connection with the Company’s cost-cutting initiatives and restructuring plan, potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers, the continued weakness in financial and credit markets of certain countries, the growth of non-gaseous alternative fuel products and other new technologies, the price differential between alternative gaseous fuels and gasoline, and the repeal or implementation of government regulations relating to reducing vehicle emissions, economic uncertainties caused by political instability in certain of the markets we do business in, the impact of the Argentinean debt crisis on our business, our ability to realign costs with current market conditions, as well as the risks and uncertainties included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other periodic reports filed with the SEC. These forward-looking statements are not guarantees of future performance. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not place undue reliance on these forward looking statements. The forward-looking statements made in this press release relate to events and state our beliefs, intent and our view of future events only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

About Fuel Systems Solutions

Fuel Systems Solutions, Inc. (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine.  In addition to the components and systems, the

Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer, Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

LHA

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com (415) 433-3777

–Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data); (Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$57,823	$85,180
Accounts receivable, less allowance for doubtful accounts of $2,972 and $3,129 at March 31, 2015 and December 31, 2014, respectively	42,603	46,952
Inventories	76,765	80,001
Deferred tax assets, net	2,303	9,547
Other current assets	21,537	21,271
Short-term investments	7,626	6,614
Related party receivables	4,225	5,094
Total current assets	212,882	254,659
Equipment and leasehold improvements, net	43,250	48,937
Goodwill, net	7,243	7,363
Deferred tax assets, net	3,544	5,253
Intangible assets, net	6,044	6,964
Other assets	1,176	1,065
Total Assets	$274,139	$324,241
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$31,844	$39,918
Accrued expenses	34,106	37,017
Income taxes payable	634	445
Current portion of term loans and debt	180	207
Related party payables	2,286	2,744
Total current liabilities	69,050	80,331
Other liabilities	5,750	6,174
Deferred tax liabilities	831	1,001
Total Liabilities	75,631	87,506
Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at March 31, 2015 and December 31, 2014	0	0
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,114,427 issued and 18,758,673 outstanding at March 31, 2015; and 20,114,427 issued and 19,769,617 outstanding at December 31, 2014	20	20
Additional paid-in capital	320,941	320,820
Shares held in treasury, 1,355,754 shares and 344,810 shares at March 31, 2015 and December 31, 2014, respectively	(14,627)	(3,692)
Accumulated Deficit	(66,021)	(54,151)
Accumulated other comprehensive loss	(41,954)	(26,403)
Total Fuel Systems Solutions, Inc. Equity	198,359	236,594
Non-controlling interest	149	141
Total Equity	198,508	236,735
Total Liabilities and Equity	$274,139	$324,241

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data); (Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue	$63,292	$81,296
Cost of revenue	48,768	63,895
Gross profit	14,524	17,401
Operating expenses:
Research and development expense	5,263	6,389
Selling, general and administrative expense	13,713	13,294
Total operating expenses	18,976	19,683
Operating loss	(4,452)	(2,282)
Other income, net	983	525
Interest (expense) income, net	(7)	13
Loss from operations before income taxes and non-controlling interests	(3,476)	(1,744)
Income tax provision	(8,351)	(260)
Net loss	(11,827)	(2,004)
Less: Net (income) attributable to non-controlling interests	(43)	(2)
Net loss attributable to Fuel Systems Solutions, Inc.	$(11,870)	$(2,006)
Net loss per share attributable to Fuel Systems Solutions, Inc.:
Basic	$(0.62)	$(0.10)
Diluted	$(0.62)	$(0.10)
Number of shares used in per share calculation:
Basic	19,194,976	20,096,010
Diluted	19,194,976	20,096,010

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands); (Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(11,827)	$(2,004)
Less: Net income attributable to the non-controlling interest	(43)	(2)
Net loss attributable to Fuel Systems Solutions, Inc.	(11,870)	(2,006)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and other amortization	2,379	2,707
Amortization of intangibles arising from acquisitions	473	659
Provision for doubtful accounts	179	34
Write down of inventory	455	636
Other non-cash items	0	12
Deferred income taxes	7,776	(758)
Unrealized gain on foreign exchange transactions	(610)	(29)
Compensation expense related to equity awards	121	95
Loss on disposal of equipment and other assets	222	0
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	308	7,201
Increase in inventories	(4,145)	(5,938)
Increase in other current assets	(2,307)	(889)
(Increase) decrease in other assets	(214)	20
(Decrease) increase in accounts payable	(4,308)	2,070
(Decrease) increase in income taxes payable	153	285
Increase (decrease) in accrued expenses	122	(404)
Increase (decrease) in long-term liabilities	58	(162)
Receivables from/payables to related party, net	319	(214)
Net cash (used in) provided by operating activities	(10,889)	3,319
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,787)	(3,645)
Redemption of investments at maturity	5,000	0
Purchase of investments	(6,000)	0
Other	310	84
Net cash used by investing activities	(2,477)	(3,561)
Cash flows from financing activities:
Payments on term loans and other loans	(6)	(15)
Increase in treasury shares (share repurchase program)	(10,935)	0
Other	0	(2)
Net cash used in financing activities	(10,941)	(17)
Net decrease in cash and cash equivalents	(24,307)	(259)
Effect of exchange rate changes on cash	(3,050)	300
Net (decrease) increase in cash and cash equivalents	(27,357)	41
Cash and cash equivalents at beginning of period	85,180	80,961
Cash and cash equivalents at end of period	$57,823	$81,002

FUEL SYSTEMS SOLUTIONS, INC.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(In thousands); (Unaudited)

	Three Months Ended
	March 31,
EBITDA (Non-GAAP)	2015	2014

Net loss attributable to Fuel Systems Solutions, Inc.	$(11,870)	$(2,006)

Net income attributable to non-controlling interest	43	2
Interest expense (income), net	7	(13)
Provision for income taxes	8,351	260
Depreciation and amortization	2,852	3,366
Total EBITDA (Non-GAAP)	(617)	1,609

Adjustments:

Restructuring charges	881	466
Consulting fees for restructuring and strategy	1,498	0
Stock based Compensation	121	95
Total Adjusted EBITDA (Non-GAAP)	$1,883	$2,170

Segment Adjusted EBITDA (Non-GAAP)

FSS Industrial	$2,240	$2,276
FSS Automotive	1,408	1,612
Corporate and Other	(1,765)	(1,718)
Total Adjusted EBITDA (Non-GAAP)	$1,883	$2,170

 FUEL SYSTEMS SOLUTIONS, INC.

OPERATING SEGMENT INFORMATION

(In thousands); (Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenue:
FSS Industrial	$22,751	$26,931
FSS Automotive	40,541	54,365
Total	$63,292	$81,296

	Three Months Ended
	March 31,
	2015	2014
Operating Loss:
FSS Industrial	$2,092	$1,893
FSS Automotive	(2,911)	(2,279)
Corporate Expenses	(3,633)	(1,896)
Total	$(4,452)	$(2,282)